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                                                                       Exhibit 5



                                  March 1, 1999


Conley, Canitano & Associates, Inc.
5800 Landerbrook Drive
Mayfield Heights, Ohio  44124

                  Re:      5,000,000 Shares of Common Stock,
                           no par value, of Conley, Canitano &
                           Associates, Inc. to Be Offered Through Underwriters
                           ---------------------------------------------------

 Gentlemen:

                  We are acting as counsel for Conley, Canitano & Associates, Inc., an Ohio corporation (the "Corporation"), in connection with (i) the issuance and sale of 4,000,000 shares of Common Stock, no par value, of the Corporation (the "Primary Shares") in accordance with the Underwriting Agreement (the "Underwriting Agreement") among the Corporation, the shareholders of the Corporation named in Schedule II to the Underwriting Agreement (collectively, the "Selling Shareholders"), and the Representatives of the several Underwriters named in Schedule I to the Underwriting Agreement (collectively, the "Underwriters"), (ii) the sale by the Selling Shareholders identified on ATTACHMENT A hereto of up to 20,010 shares of Common Stock, no par value, of the Corporation and (iii) the sale by the remaining Selling Shareholders of up to 979,990 shares of Common Stock, no par value, of the Corporation ((ii) and (iii) collectively, the "Secondary Shares") in accordance with the Underwriting Agreement.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that:

                  1. The Primary Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

                  2. The Secondary Shares to be sold by the Selling Shareholders identified on ATTACHMENT A hereto are duly authorized and, when issued and delivered in accordance with the terms of the respective option agreements between the Corporation and such Selling Shareholders, will be validly issued, fully paid and nonassessable.

                  3. The remainder of the Secondary Shares are duly authorized, validly issued, fully paid and nonassessable.





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Conley, Canitano & Associates, Inc
March 1, 1999
Page 2



                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement No. 33-59909 on Form S-1 filed by the Corporation to effect registration of the Primary Shares and the Secondary Shares under the Securities Act of 1933, as amended (the "Registration Statement"), and to the reference to us under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.




                                             Very truly yours,



                                             Jones, Day, Reavis & Pogue


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                                  ATTACHMENT A
                                  ------------

 1. Option Agreement, dated April 3, 1998, between Brent Bearden and Conley, Canitano & Associates, Inc.

 2. Option Agreement, dated April 3, 1998, between John Gravitt and Conley, Canitano & Associates, Inc.

 3. Option Agreement, dated April 3, 1998, between Claudia Kendler and Conley, Canitano & Associates, Inc.

 4. Option Agreement, dated April 3, 1998, between Laura McDonel and Conley, Canitano & Associates, Inc.

 5. Option Agreement, dated April 3, 1998, between Bryan Pepper and Conley, Canitano & Associates, Inc.

 6. Option Agreement, dated April 3, 1998, between Rob Peterson and Conley, Canitano & Associates, Inc.

 7. Option Agreement, dated April 3, 1998, between Ted Renneker and Conley, Canitano & Associates, Inc.